Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP COMMENTS ON EXPECTED FOURTH QUARTER RESULTS

Quincy, MA, January 6, 2005 – The J. Jill Group, Inc. (Nasdaq: JILL) today announced that, although it is just beginning the process of closing its books for the fiscal year ended December 25, 2004, it currently expects to report net sales of approximately $119.0 million for the fourth quarter compared to $114.9 million for the same period last year.  Comparable store sales for stores opened one fiscal year are expected to be 2.4% for the fourth quarter.  The company also expects to report diluted earnings per share of $0.11 to $0.13 per share for the quarter versus $0.16 per diluted share a year ago.  The J. Jill Group plans to report actual fourth quarter results on or about February 17, 2005.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Since early November the top-line performance in our direct business has not met our expectations, as we experienced a significant shift of customers toward our retail segment.  As we have previously mentioned, all of the initiatives that we have been implementing to improve our results in retail – opening stores, aligning our catalog mailing dates with the dates we introduce new retail floor sets, and increasing the amount of novelty items in our merchandising assortments – could potentially be detracting from the performance of our direct segment.  At this point in time we are reassessing our direct segment strategy with an eye toward rightsizing that part of our business as necessary.  Within the retail segment, although the quarter got off to a good start we experienced increasingly disappointing sales trends post-Thanksgiving.  We attribute this weakness primarily to a sluggish retail environment for apparel throughout the Holiday selling season.  We do not feel the weakness we experienced this quarter is related to any particular issues with our merchandising; to the contrary, we believe we are continuing to improve the styling, quality and fit of the merchandise we are offering our customers.”

The J. Jill Group is a multi-channel specialty retailer of women’s apparel, including accessories and footwear.  The Company currently markets its products through retail stores, catalogs and its website jjill.com.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.   Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: significant changes in customer acceptance of J. Jill’s product offerings; the success or failure of J. Jill’s retail store

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initiative; the success of J. Jill’s efforts to redefine its direct segment strategy; the ability of J. Jill to effectively manage its operations and growth in a multi-channel environment; the success of J. Jill’s product development and merchandising initiatives; changes in consumer spending, fashion trends and consumer preferences; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timeliness of receipts of inventory from vendors; changes in competition in the apparel industry; the impact of the Sarbanes-Oxley Act of 2002, including the diversion of management attention and financial resources to comply with the legislation and the possible adverse effect of a determination by us or our independent auditors that we have material weaknesses in our internal controls; changes in, or the failure to comply with, federal and state tax and other government regulations; the ability of J. Jill to attract and retain qualified personnel; possible future increases in expenses and labor and employee benefit costs; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003.   J. Jill disclaims any intent or obligation to update any forward-looking statements.